================================================================================

                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )



Filed by the Registrant                                                  [X]
Filed by a Party other than the Registrant                               [ ]


Check the appropriate box:

[ ] Preliminary
 Proxy Statement                 [  ]  Confidential, for Use of the
                                    Commission Only (as permitted)
                                    by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12




                              CENTURA BANKS, INC.
               (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule, or Registration Statement No.:

3) Filing Party:

4) Date Filed:


================================================================================

[GRAPHIC APPEARS HERE]
                              CENTURA BANKS, INC.




March 17, 2000


Dear Shareholder:

     The 2000 Annual Meeting of Shareholders of Centura Banks, Inc. will be held at 10:00 a.m. on Wednesday, April 19, 2000, at Nash Community College, 522 North Old Carriage Road, Rocky Mount, North Carolina. The meeting agenda is described in the attached Notice of Annual Meeting and Proxy Statement.

     If you are a shareholder of record, we urge you to send in your proxy promptly for the Annual Meeting, whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you prefer you may vote your proxy by telephone, using the toll-free number printed on the proxy, or over the Internet as further described in this Proxy Statement. Whatever your method of choice, please vote your shares at your earliest convenience. See the attached Proxy Statement for further information regarding your rights to vote your proxy.

     Centura's audited financial statements and other required disclosures are presented in the 1999 Annual Report on Form 10-K, a copy of which accompanies the Proxy Statement. Centura's 1999 Annual Report to shareholders will be mailed to you under separate cover.

     We would like to welcome as shareholders those persons who purchased Centura's stock during 1999 and those who became shareholders through our recently completed combination with Triangle Bancorp, Inc.

                                        Sincerely,



                                        /S/Michael S. Patterson
                                        Michael S. Patterson
                                        Chairman of the Board


                                        /S/Cecil W. Sewell
                                        Cecil W. Sewell
                                        Chief Executive Officer



                 YOUR PROXY IS IMPORTANT...PLEASE VOTE PROMPTLY

[GRAPHIC APPEARS HERE]

                              CENTURA BANKS, INC.

                            134 North Church Street
                       Rocky Mount, North Carolina 27804


                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 19, 2000
                   ----------------------------------------
     Notice is hereby given that the annual meeting of the shareholders of Centura Banks, Inc. will be held at Nash Community College, 522 North Old Carriage Road, Rocky Mount, North Carolina on Wednesday, April 19, 2000, at 10:00 a.m. for the following purposes:

      1. To elect nine Class I directors for terms of three years; three Class II directors for terms of one year; and two Class III directors for terms of two years;

      2. To approve the amended and restated articles of incorporation of Centura; and

      3. To act upon such other matters as may properly come before said meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February 25, 2000, will be entitled to notice of and to vote at the annual meeting.




                                        /S/Joseph A. Smith, Jr.
                                        Joseph A. Smith, Jr.
                                        Corporate Secretary

March 17, 2000

YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. YOU ARE REQUESTED TO FILL IN, DATE, SIGN, AND RETURN THE PROXY SUBMITTED HEREWITH IN THE ENCLOSED ENVELOPE OR BY TELEPHONE IN THE MANNER DESCRIBED IN THE PROXY. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                              CENTURA BANKS, INC.
                            134 NORTH CHURCH STREET
                       ROCKY MOUNT, NORTH CAROLINA 27804



                                PROXY STATEMENT


                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD


                                APRIL 19, 2000

     This Proxy Statement is furnished to all shareholders in connection with the solicitation by the Board of Directors of Centura Banks, Inc. ("Centura") of proxies to be used at the annual meeting of shareholders to be held at Nash Community College, 522 North Old Carriage Road, Rocky Mount, North Carolina, at 10:00 a.m. on April 19, 2000, and at all adjournments thereof (the "Annual Meeting").

     The matters to be considered and voted upon at the Annual Meeting will be:
(1) election of nine Class I directors for terms of three years, three Class II directors for terms of one year, and two Class III directors for terms of two years; (2) approval of the amended and restated articles of incorporation of Centura including an increase in Centura's authorized common stock; and (3) action upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

     This Proxy Statement and the accompanying proxy are being mailed on or about March 17, 2000.


                                    PROXIES

General

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy or who votes shares by telephone or over the Internet has the right to revoke such proxy, telephone or Internet vote at any time before the Annual Meeting by filing with Michael S. Patterson, Chairman of the Board of Centura, an instrument revoking it, or by executing a proxy bearing a later date, or by telephonic or Internet notice revoking such vote or by attending the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the nominees for election to the Board of Directors and the proposal to approve the amended and restated articles of incorporation. The Board of Directors is not aware of any other matters that may be presented for consideration at the Annual Meeting, but, if other matters do properly come before the meeting, it is intended that all shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     Instead of submitting your proxy vote with the paper Proxy Card, you may vote electronically via the Internet or by telephone. See "Voting Via the Internet or by Telephone" in the Proxy Statement for further details.

     Solicitation of proxies may be made in person or by mail, or by telephone or facsimile transmission, by directors, officers, and regular employees of Centura, none of whom will be specially compensated therefor. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and secure voting instructions, if necessary, and will be reimbursed for the reasonable out-of-pocket expenses incurred in sending such solicitation materials to beneficial owners. Centura has retained W. F. Doring & Company to aid in the solicitation of proxies and to verify certain records relating to the solicitation at a fee not to exceed $3,000 plus expenses.

     The persons named on the proxy to represent shareholders at the Annual Meeting are William H. Redding, Jr. of Asheboro, North Carolina and Charles M. Reeves III of Raleigh, North Carolina.

     The costs of preparing, assembling, and mailing this Proxy Statement and proxies and the costs associated with the solicitation of such proxies will be borne by Centura. Shareholders are urged to return their proxies without delay.

                                 VOTING RIGHTS

     The Board of Directors of Centura has fixed the close of business on February 25, 2000, as the record date (the "Record Date") for the determination of shareholders of Centura entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 39,613,808 shares of the common stock of Centura, no par value per share ("Centura Common Stock"), issued and outstanding and held by holders of record. Each share of Centura Common Stock issued and outstanding as of the Record Date is entitled to one vote on each matter to be voted on at the Annual Meeting.

     Of the 39,613,808 shares of Centura Common Stock outstanding on the Record Date, 1,298,461 shares (representing 3.28 percent) were held by the Asset Management Department of Centura's wholly-owned subsidiary, Centura Bank ("Centura Bank"), in a fiduciary capacity, which shares are included in the total outstanding shares eligible to vote or to be counted in determining the total number of shares entitled to vote on each matter to be voted on at the Annual Meeting.

     Some of Centura's shareholders are participants in the Centura Banks, Inc. Dividend Reinvestment Stock Purchase Plan (the "Dividend Reinvestment Plan") and, as such, are beneficial owners of shares that are held of record by Registrar and Transfer Company, Cranford, New Jersey ("R&T"), as agent under the Dividend Reinvestment Plan. Such shares are eligible to vote and be counted at the Annual Meeting and, under the terms and conditions of the Dividend Reinvestment Plan, R&T will vote such shares in accordance with the directions of shareholders. Shareholders participating in the Dividend Reinvestment Plan will be mailed a copy of the notice of the Annual Meeting, a copy of this Proxy Statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock held of record by R&T under such plan. Should the shareholder fail to execute and deliver the proxy to R&T prior to the Annual Meeting, R&T will not vote said shares. Rights of shareholders to direct voting under the Dividend Reinvestment Plan arise and are created solely under said plan.

     Also included among the total number of shares entitled to vote and be counted at the Annual Meeting are shares held by Centura Bank as trustee (the "Trustee") under the Centura Banks, Inc. 401(k) Plan (the "401(k) Plan"). Each participant under the 401(k) Plan is entitled to direct the Trustee as to the manner in which the shares of Centura Common Stock allocated to such participant's Centura Common Stock fund under the 401(k) Plan are to be voted. Each such participant is being mailed a copy of the notice of the Annual Meeting, a copy of this Proxy Statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock allocated to a participant's Centura Common Stock fund under the 401(k) Plan. Upon receipt of the proxies and tabulation of the vote of the participants under the 401(k) Plan, the Trustee will vote the Centura Common Stock held under the 401(k) Plan as instructed. Any shares of Centura Common Stock held under the 401(k) Plan that are eligible to vote but as to which the Trustee receives no voting instructions will be voted by the Trustee in its discretion. Rights of shareholders to direct voting under the 401(k) Plan arise and are created pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of the plan.


                              ITEM OF BUSINESS 1
                             ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of Centura require that the Board of Directors be comprised of not less than 15 nor more than 30 members, as specified in the Bylaws of Centura, divided into three classes that are equal or nearly equal in number to each other. Centura's organizational documents authorize the Board of Directors to amend the Bylaws from time to time to specify the number of members of the Board within the range just mentioned. The term of one class expires each year, with the terms of Class I directors expiring at the Annual Meeting.

     At its meeting on February 16, 2000, the Board of Directors amended the Bylaws to provide that the number of directors of Centura would be twenty-eight, comprised of nine Class I directors, ten Class II directors and nine Class III directors. The Board of Directors then nominated the nine persons named below for election as Class I directors, and the five persons named below to fill the vacancies created by such action in Classes II and III. If elected, each of the persons nominated to serve as a Class I director shall serve a term of three years or until his successor is elected and qualified, each of the persons nominated to serve as a Class II director shall serve a term of one year or until his successor is elected and qualified and each of the persons nominated to serve as a Class III director shall serve a term of two years or until his successor is elected and qualified. The Bylaws of Centura provide that a vacancy in the Board of Directors may be filled only by the Board of Directors. Shareholders may not vote for a greater number of persons than the number of nominees named herein.

     The persons nominated below will be elected if they receive a plurality of the votes cast for their election. Unless authority is withheld on the proxy, all proxies received in response to this solicitation will be voted for the election of the persons nominated below, except that if any of said persons shall become unavailable for election, such proxies will be voted for the election of such persons as management shall designate in substitution for the nominees so unavailable. Management has no reason to believe that any of its nominees will be unavailable for election.

     The Board of Directors recommends the election of the persons named below as directors at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable North Carolina law, a broker non-vote will have no effect on the outcome of the election of directors.

                                   NOMINEES



                                                                                                         Term To Expire
                                               Principal Occupation And Business            Director     At Meeting For
Name                         Age(1)            Experience For The Past Five Years             Since         The Year       Class
-------------------------   --------   -------------------------------------------------   ----------   ---------------   ------
Richard H. Barnhardt          65       Chairman, Best of Beers, L.L.C. (beer                 1990            2003            I
                                       distributor), since 1998; prior to that,
                                       President, Properties, Inc. (real estate
                                       development)
David T. Clancy               51       President, Clancy & Theys Construction                2000            2001           II
                                       Company
Ernest L. Evans               55       President, ELE, Inc, (agri-business management        1996            2003            I
                                       company)
Robert L. Guthrie             64       President and Chief Executive Officer, Asura          2000            2002           III
                                       Corporation (insurance agency)
William H. Kincheloe(2)       62       President, Bulluck Furniture Company, Inc. and        1990            2003            I
                                       Wildwood Lamps and Accents, Inc. (furniture
                                       companies)
Charles T. Lane               68       Of counsel, Poyner & Spruill, L.L.P. (Attorneys       1990            2003            I
                                       at Law), since December 1, 1999; prior to
                                       that, Partner, Poyner & Spruill, L.L.P.
                                       (Attorneys at Law)
Wendell H. Murphy             61       President, Murphy Family Farms (swine                 2000            2001           II
                                       production) and Murphy Milling Co. (feed
                                       production)
O. Tracy Parks, III           56       Partner, Parks, Pate & Scarborough, L.L.P.            1990            2003            I
                                       (Attorneys at Law)
Michael S. Patterson          53       Chairman of the Board, Centura Banks, Inc. and        2000            2002           III
                                       Centura Bank since February 18, 2000; prior
                                       to that date, Chairman of the Board, Triangle
                                       Bancorp, Inc. and Triangle Bank from
                                       February 1997 to February 18, 2000; prior to
                                       that, President and Chief Executive Officer,
                                       Triangle Bancorp, Inc.
Patrick H. Pope               55       Partner, Pope & Tart (Attorneys at Law)               2000            2003            I
Cecil W. Sewell, Jr.          53       Chief Executive Officer of Centura since              1990            2003            I
                                       February 18, 2000; prior to that date,
                                       Chairman of the Board and Chief Executive
                                       Officer, Centura from April 1998 to
                                       February 18, 2000; prior to that date,
                                       Chairman of the Board, Chief Executive
                                       Officer and President, Centura from February
                                       1997 to April 1998; prior to that, President
                                       and Chief Operating Officer, Centura
Sydnor M. White, Jr.          51       President, Graham Realty, Inc. since 1998;            2000            2003            I
                                       previously President, CJS, Inc. (automotive
                                       parts distributor)
Charles P. Wilkins            55       Partner, Broughton, Wilkins & Sugg, P.A.              1996            2003            I
                                       (Attorneys at Law)
J. Blount Williams            46       President, Alfred Williams & Co. (office              2000            2001           II
                                       furniture and supplies)

---------
(1) As of April 19, 2000.

(2) Mr. Kincheloe also serves as a director of North Carolina Railroad Company.

                        DIRECTORS CONTINUING IN OFFICE



                                                                                                          Term To Expire
                                                   Principal Occupation And Business           Director   At Meeting For
Name                              Age(1)           Experience For The Past Five Years            Since       The Year     Class
-------------------------------- -------- --------------------------------------------------- ---------- --------------- ------
Thomas A. Betts, Jr. (2)           58     Since November 3, 1997, Senior Insurance              1990          2001         II
                                          Officer, Centura Insurance Services, Inc.;
                                          prior to that date, partner, Betts &
                                          Company (insurance broker and agent)
H. Tate Bowers                     62     Chief Executive Officer, Bowers Fibers, Inc.          1996          2002         III
                                          (textile manufacturer)
Bernard W. Franklin (3)            47     President, Virginia Union University since            1998          2002         III
                                          July 1, 1999; prior to that, President, Saint
                                          Augustine's College.
Susan E. Gravely                   49     President, Vietri, Inc. (wholesale distributor of     1998          2002         III
                                          Italian dinnerware and decorative
                                          accessories)
John H. High                       63     President, John H. High & Co., Inc. (real             1990          2002         III
                                          estate development)
Robert L. Hubbard                  65     President and CEO, RLH Associates since               1990          2002         III
                                          January 1, 1997 (management consultants);
                                          prior to that, Vice Chairman, Americal
                                          Corporation (hosiery manufacturer)
Joseph H. Nelson (4)               68     Chairman and President, Davenport Motor               1996          2001         II
                                          Company (automobile sales)
Dean E. Painter, Jr. (5)           56     Principal, Raven Capital (investment                  1996          2001         II
                                          company) since October 1, 1999; prior to
                                          that, Chairman, CLG, Inc. (technology
                                          leasing) (6)
Frank L. Pattillo                  57     Vice Chairman, Centura, since April 1998;             1990          2001         II
                                          prior to that date, Group Executive Officer
                                          of Centura from February 1997 to April
                                          1998; Group Executive Officer and Chief
                                          Financial Officer, Centura, from April 1996
                                          to February 1997; prior to that, Senior
                                          Executive Vice President and Chief
                                          Financial Officer, Centura
William H. Redding, Jr.            63     President and Chief Executive Officer,                1995          2002         III
                                          Acme-McCrary Corporation (textile
                                          manufacturer)
Charles M. (Terry) Reeves, III     56     President, Reeves Properties, Inc. (real estate       1990          2002         III
                                          development)
George T. Stronach, III            59     Real Estate Developer                                 1996          2001         II
Alexander P. Thorpe, III           62     President, Thorpe & Company, Inc.                     1990          2001         II
                                          (investment company)
William H. Wilkerson               53     President, Centura, since April 1998; prior to        1990          2001         II
                                          that, Group Executive Officer of Centura
                                          from April 1996; prior to that, Executive
                                          Vice President, Centura

---------
(1) As of April 19, 2000.

(2) Betts & Company was acquired by Centura on November 3, 1997. Prior to such acquisition, Betts & Company was not affiliated with Centura or any of its subsidiaries; however, Mr. Betts was a director of Centura prior to such acquisition.

(3) Dr. Franklin also serves as a director of Delhaize America, Inc.

(4) Mr. Nelson also serves as a director of Commonwealth Dealers Life Insurance Co.

(5) Mr. Painter also serves as a director of CCAir, Inc.

(6) CLG, Inc. was acquired by Centura in November 1996. CLG was sold on September 30, 1999. Prior to such acquisition, CLG, Inc. was not affiliated with Centura or any of its subsidiaries.

                      COMMITTEES AND DIRECTOR ATTENDANCE

     During the year ended December 31, 1999, the Board of Directors of Centura held seven meetings. During 1999, each director attended 75 percent or more of the aggregate of Board of Directors meetings and meetings of committees of the Board of Directors on which he served.

     The Executive Committee is composed of Messrs. Sewell (Chairman), Patterson, Evans, Kincheloe, Nelson, Parks, Redding, Reeves, Thorpe and Wilkins. The Executive Committee reviews overall strategic plans developed by management, deals with tactical issues relating to corporate development, and acts on behalf of the Board of Directors between Board meetings. The Board of Directors subsequently reviews the actions taken by the Executive Committee and either approves, disapproves, or modifies those actions. During 1999, the Executive Committee held eleven meetings. The independent director members of the Executive Committee also serve as the Nominating Committee of the Board of Directors. Centura's Bylaws provide that nominations to the Board of Directors may be made by the Board of Directors or by a committee of the Board of Directors to which such duty is delegated. Nominations recommended by shareholders are not considered by the Nominating Committee. During 1999, the Nominating Committee held four meetings.

     The Compensation and Benefits Committee (the "Compensation Committee") is composed of Messrs. Redding (Chairman), Barnhardt, Bowers and Franklin, none of whom is a Centura officer or employee. The Compensation Committee meets on call for the purpose of reviewing management's compensation and benefit plans and making recommendations in connection therewith to the Board of Directors. During 1999, the Compensation Committee held four meetings.

     The Audit Committee is composed of Messrs. Stronach (Chairman), Bowers, High and Reeves, and Ms. Gravely, none of whom is a Centura officer or employee. The Audit Committee meets on call and is charged with ensuring that sufficient internal controls and accounting procedures are in existence and functioning properly for Centura and its subsidiaries. The Audit Committee also recommends the appointment of independent auditors and serves as an independent body to review, with or without the presence of management, the reports of regulatory agencies, external auditors, and internal auditors. The Audit Committee monitors management's action on recommendations made by auditors or examiners to ensure timeliness and appropriateness of response. Recommendations made by the Audit Committee and actions taken by management on such recommendations are reported to the Board of Directors. During 1999, the Audit Committee held four meetings.

     Other regular or special committees may be appointed by the Board of Directors to assist the Board in carrying out its duties and responsibilities.


                             SECURITIES OWNERSHIP

     Except for the Centura Bank Asset Management Department, which, as of February 25, 2000, held 1,298,461 shares of Centura Common Stock in a fiduciary capacity, or 3.28 percent of the total shares of Centura Common Stock outstanding as of February 25, 2000, and which, therefore, may be deemed to be a beneficial owner of such shares, Centura knows of no other persons who beneficially own more than five percent of the outstanding Centura Common Stock.

     The following table shows the number of outstanding shares of Centura Common Stock beneficially owned on February 25, 2000, by the individual nominees and directors of Centura, by the executive officers of Centura, and by the nominees, directors and executive officers as a group. It is anticipated that the directors and executive officers of Centura and their affiliates will vote their shares in favor of the proposals presented at the Annual Meeting. Individuals have sole voting and investment power over their shares unless otherwise indicated in the footnotes.



                                                       Amount of and      Percent
                                                         Nature of          of
Name of Beneficial Owner                           Beneficial Ownership    Class
------------------------------------------------- ---------------------- --------
  Richard H. Barnhardt                                 20,055 (1)          *
  Thomas A. Betts, Jr.                                 79,479 (2)          *
  H. Tate Bowers                                       23,927 (3)          *
  David T. Clancy                                      73,428 (4)          *
  Ernest L. Evans                                      13,123 (5)          *
  Bernard W. Franklin                                    761 (6)           *
  Steven J. Goldstein                                  16,928 (7)          *
  Susan E. Gravely                                       907 (8)           *
  Robert L. Guthrie                                    21,459 (9)          *
  John H. High                                         40,884 (10)         *
  Robert L. Hubbard                                    54,778 (11)         *
  William H. Kincheloe                                 41,142 (12)         *
  H. Kel Landis III                                    34,936 (13)         *
  Charles T. Lane                                      31,823 (14)         *
  Wendell H. Murphy                                    28,366 (15)         *
  Joseph H. Nelson                                     27,202 (16)         *
  Dean E. Painter, Jr.                               1,121,414 (17)      2.83
  O. Tracy Parks III                                  131,328 (18)         *
  Michael S. Patterson                                153,627 (19)         *
  Frank L. Pattilo                                     64,084 (20)         *
  Patrick H. Pope                                      48,140 (21)         *
  William H. Redding, Jr.                              19,644 (22)         *
  Charles M. Reeves III                               120,167 (23)         *
  Cecil W. Sewell, Jr.                                159,758 (24)         *
  George T. Stronach III                               51,469 (25)         *
  Alexander P. Thorpe III                              69,949 (26)         *
  Sydnor M. White                                      35,291 (27)         *
  William H. Wilkerson                                 51,500 (28)         *
  Charles P. Wilkins                                  405,519 (29)       1.02
  J. Blount Williams                                   38,434 (30)         *
  All nominees, directors and executive officers
  as a group (30 persons)                               2,979,522        7.52

---------
  * Less than 1%.

 (1) Includes 11,137 shares that Mr. Barnhardt has the right to acquire through the exercise of stock options.

 (2) Includes 13,549 shares with respect to which Mr. Betts has no voting or investment power, 9,956 shares which he has the right to acquire through the exercise of stock options and 464 shares held in the 401(k)Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

 (3) Includes 402 shares with respect to which Mr. Bowers has no voting or investment power and 4,229 shares that he has the right to acquire through the exercise of stock options.

 (4) Includes 59,724 shares to which Mr. Clancy has shared voting and investment power, 868 shares with respect to which Mr. Clancy has no voting or investment power, and 7,269 shares which he has the right to acquire through the exercise of stock options.

 (5) Includes 308 shares that Mr. Evans has the right to acquire through the exercise of stock options.

 (6) Includes 700 shares that Dr. Franklin has the right to acquire through the exercise of stock options.

 (7) Includes 1, 066 shares with respect to which Mr. Goldstein has no voting or investment power, 10,697 shares which he has the right to acquire through the exercise of stock options and 1,854 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

 (8) Includes 724 shares that Ms. Gravely has the right to acquire through the exercise of stock options.

 (9) Includes 1,201 shares with respect to which Mr. Guthrie has no voting or investment power and 6,622 shares which he has the right to acquire through the exercise of stock options.

(10) Includes 7,920 shares with respect to which Mr. High has no voting or investment power and 272 shares which he has the right to acquire through the exercise of stock options.

(11) Includes 310 shares with respect to which Mr. Hubbard has no voting or investment power, 41,182 shares with respect to which he shares voting and investment power, and 336 shares that he has the right to acquire through the exercise of stock options.

(12) Includes 6,390 shares to which Mr. Kincheloe has no voting or investment power and 10,907 shares which he has the right to acquire through the exercise of stock options.

(13) Includes 382 shares with respect to which Mr. Landis has no voting or investment power, 1,600 shares with respect to which he shares voting and investment power, and 19,440 shares that he has the right to acquire through the exercise of stock options.

(14) Includes 13,405 shares that Mr. Lane has the right to acquire through the exercise of stock options.

(15) Includes 19,230 shares with respect to which Mr. Murphy shares voting and investment power, and 3,024 shares which he has the right to acquire through the exercise of stock options.

(16) Includes 1,485 shares with respect to which Mr. Nelson has no voting or investment power, 3,093 shares with respect to which he shares voting and investment power, and 14,888 shares that he has the right to acquire through the exercise of stock options.

(17) Includes 560,707 shares with respect to which Mr. Painter has no voting or investment power.

(18) Includes 10,988 shares that Mr. Parks has the right to acquire through the exercise of stock options.

(19) Includes 3,988 shares with respect to which Mr. Patterson has no voting or investment power, and 106,042 shares that he has the right to acquire through the exercise of stock options

(20) Includes 22,677 shares which Mr. Pattillo has the right to acquire through the exercise of stock options, and 3,685 shares held in the 401(K) Plan to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(21) Includes 17,498 shares with respect to which Mr. Pope shares voting and investment power, and 5,607 shares which he has the right to acquire through the exercise of stock options.

(22) Includes 9,657 shares with respect to which Mr. Redding shares voting and investment power, and 304 shares that he has the right to acquire through the exercise of stock options.

(23) Includes 298 shares that Mr. Reeves has the right to acquire through the exercise of stock options.

(24) Includes 1,688 shares with respect to which Mr. Sewell has no voting or investment power, 20,855 shares with respect to which he shares voting and investment power, and 47,055 shares that he has the right to acquire through the exercise of stock options.

(25) Includes 1,485 shares with respect to which Mr. Stronach has no voting or investment power, 15,167 shares with respect to which he shares voting and investment power, and 5,318 shares that he has the right to acquire through the exercise of stock options.

(26) Includes 640 shares that Mr. Thorpe has the right to acquire through the exercise of stock options.

(27) Includes 14,154 shares with respect to which Mr. White has no voting or investment power, 2,250 shares with respect to which he shares voting and investment power, and 5,581 shares which he has the right to acquire through the exercise of stock options.

(28) Includes 328 shares to which Mr. Wilkerson has no voting or investment power, 20,221 shares that he has the right to acquire through the exercise of stock options, and 10,233 shares held in the 401(k) Plan to which he is entitled to direct the Trusteee as to the manner in which the shares are voted.

(29) Includes 4,693 shares that Mr. Wilkins has the right to acquire through the exercise of stock options.

(30) Includes 22,056 shares to which Mr. Williams has no voting or investment power, and 4,710 shares that he has the right to acquire through the exercise of stock options.



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Centura's directors, certain officers, and any person holding more than 10 percent of Centura Common Stock are required to report their ownership of Centura Common Stock and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established, and Centura is required to report in this Proxy Statement any failure to file by these dates during 1999. All of these filing requirements were satisfied during 1999 by Centura's directors and officers, except that Director High failed to file a Form 4 in a timely manner. Director High is now current in his filings.


                            DIRECTORS' COMPENSATION

     Each director, except those who are officers of Centura, receives an annual retainer fee of $7,500 plus $750 for each meeting of the Board of Directors attended and $750 for each committee meeting of the Board of Directors attended. In addition, each Chairman of a Centura Board committee, who is not an employee, receives an additional annual retainer of $1,000. Directors also are reimbursed for their travel expenses incurred to attend meetings, including an annual strategic planning retreat, which, in the aggregate, amounted to approximately $82,600 in 1999.

     In addition to the base compensation described above, Centura's independent directors are eligible to receive incentive compensation based on the achievement by Centura of its Economic Value Added ("EVA(R)1") target. (See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- The Economic Value Added Incentive Program"). The incentive component provides for a bonus of 50 percent of fees paid during the year if Centura meets its EVA target, with adjustments (both up and down) if such target is exceeded or is not met. As more fully discussed below, Centura did not meet its EVA target for 1999 and, accordingly, Centura directors did not receive bonus compensation in 1999.


     In addition to the Incentive Program mentioned above, the Compensation Committee authorized directors' participation in the Equity Compensation Program, described below in "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" in 1999. This action was taken as the result of a study conducted during 1999 by the committee that highlighted the expanded utilization of equity grants as a significant element of director compensation. The terms and conditions of the grants are identical to those issued to employees under the program. Grants made under the Equity Compensation Program in respect of 1999 performance were awarded in January 2000. Directors were awarded options (the value of which was 50 percent of total compensation, with the number of shares determined by the Black-Scholes valuation model) in respect of 23,320 shares of Centura Common Stock.

     Certain directors are eligible to participate in the Directors' Deferred Compensation Plan (for purposes of this section, the "Plan"). The Plan provides non-employee members of the Board of Directors of Centura and Centura Bank with an opportunity to defer for income tax purposes the payment of directors' fees. Under the Plan, directors may elect to receive directors' fees in the form of an option to buy Centura Common Stock, rather than in cash. The Plan does not provide directors any additional compensation or benefits, except for the beneficial effect of the deferral of income. The Plan is administered by the Compensation Committee which has full authority and sole discretion to interpret and construe the Plan, including setting rules and regulations related thereto, and making determinations and taking actions necessary for its implementation and administration. Options to purchase 15,698 shares of Centura Common Stock were granted under the Plan during 1999 (including grants relating to the incentive component of director compensation) to all eligible directors who chose to participate in the Plan as a group (18 persons).


                              EXECUTIVE OFFICERS

     The following table sets forth the name, age, and position of the executive officers of Centura. Each executive officer named below was appointed by the Board of Directors of Centura to a term of office extending until the death, resignation, retirement, removal, or disqualification of the officer or until the officer's successor is appointed and qualifies. The business backgrounds of the officers named below are included in the table of directors of Centura above, except with respect to Messrs. Goldstein and Landis, which are provided below.



Name                         Age (1)  Position
----                         -------  --------
     Michael S. Patterson      53     Chairman of the Board
     Cecil W. Sewell, Jr.      53     Chief Executive Officer
     Frank L. Pattillo         57     Vice Chairman
     William H. Wilkerson      53     President, Centura Banks, Inc.
     Steven J. Goldstein (2)   48     Chief Financial Officer
     H. Kel Landis III (3)     43     Group Executive Officer and President, Centura Bank

---------
(1) As of April 19, 2000.

(2) Mr. Goldstein was elected Chief Financial Officer of Centura, effective February 1, 1997. Prior to that, he was a principal of A.T. Kearney, Inc.; a principal of EDS Management Consulting Services; a managing director of BEI/Golumbe, Inc.; and a managing director of Kaplan Smith & Associates; each of such firms being engaged in management consulting.

(3) Group Executive Officer since April 1996. From April 1995 to April 1996, he was an Executive Vice President. Prior to that he was an Executive Vice President of Centura Bank. Mr. Landis was elected President, Centura Bank on April 15, 1998.



         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation in accordance with the rules of the Securities and Exchange Commission. As noted above under "Committees and Director Attendance," the Compensation Committee reviews management's compensation and benefit plans and makes recommendations regarding such


1 EVA(R) is a registered trademark of Stern, Stewart & Co.

plans to the Board of Directors. Review of and recommendations regarding executive compensation are a significant part of that responsibility. Set forth below is a summary of the factors taken into account by the Compensation Committee in assessing executive compensation generally and the compensation of the Chief Executive Officer in particular.

     COMPENSATION OF EXECUTIVE OFFICERS. In general, the performance-related components of executive compensation at Centura are base salary and payments under the incentive and equity compensation programs described below. Base salary is determined on the basis of the position held by the executive and is assessed in comparison to the salaries of similarly situated executives at two selected financial institutions in North Carolina and a sample of twenty-five comparable financial institutions throughout the United States with assets between $5.2 and $24.9 billion. Adjustments to base salary are made on the basis of the recommendations of the Chief Executive Officer based on the overall contribution of the executive to the attainment of Centura's financial goals and such executive's record of achievement in directing the activities for which such executive is responsible. Such adjustments are reviewed in light of the salaries of comparable executives in the peer groups referred to above. Generally, such comparison is on the basis of entire compensation, including bonus, and is targeted at the median of salaries of comparable executives in the peer groups referred to above. No specific weighting is assigned to the various factors analyzed in determining the base compensation of executive officers of Centura.

     THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM. The Centura EVA incentive program (the "Incentive Program") provides incentive compensation to certain key employees, including all executive officers, in a form that relates the financial reward to an increase in the value of Centura to its shareholders. In general, EVA is the net operating profit of Centura after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of Centura's debt and equity capital, and is determined by Centura's financial consultant on the basis of a formula that takes into account the risk and cost of providing such capital. Management is of the view that EVA improvement is the financial performance measure most closely correlated with an increase in shareholder wealth. EVA improvement can be achieved through operations in three ways: (i) growth of after-tax operating profits on existing capital; (ii) investment in projects or businesses that generate a positive return after taking into account the cost of capital; and (iii) divestiture of businesses that do not generate a positive return after capital cost.

     Under the Incentive Program, the Chairman of the Board, Chief Executive Officer and five other senior officers of Centura (including the executive officers listed in the Summary Compensation Table below) comprise the "Strategic Group." For each member of the Strategic Group, a Target Bonus is declared at the commencement of each year, which Target Bonus is based on a percentage of the executive's base salary. Bonuses earned under the Incentive Program are determined by multiplying the Target Bonus by a Bonus Multiple derived by comparing target and actual EVA for the year in question and adjusted for a "leverage factor" that reflects the expected variability of Centura's performance based on historical factors. The Incentive Program determines target EVA for succeeding years of the program by a formula that adds the average of target and actual EVA for the prior year to an expected improvement factor.

     The average of the Target Bonuses for 1999 for all members of the Strategic Group was set at 42.1 percent of base salary. Actual EVA for 1999 did not achieve target EVA; as a result, members of the Strategic Group received no bonus under the Incentive Program. As part of the Incentive Program, bonuses earned in prior years in excess of the Target Bonus had been held in a "bonus bank" to be paid in future years, subject to reduction or loss if actual EVA in those years results in bonus determinations that are less than zero. Because Centura's performance in 1999 did not result in negative EVA, payment of the bonus bank amounts to Incentive Plan participants was authorized. Bonus bank payments to members of the Strategic Group in 2000 aggregated $413,830 and are reflected in the compensation tables that follow as long-term incentive plan payouts ("LTIP Payouts").

     EQUITY COMPENSATION PROGRAM. In addition to the Incentive Program mentioned above, the Compensation Committee authorized an equity compensation program (the "Equity Compensation Program") in 1997 to reward and retain selected officers and employees of Centura. This action was taken as the result of a study conducted during 1997 by the committee that highlighted the expanding utilization of equity grants as a significant element of total direct compensation by firms with whom Centura competes for talent in the marketplace. The study confirmed the experience of Centura management that Centura was operating at a distinct disadvantage because of its suboptimum use of equity-based compensation. Under the Equity Compensation Program, non-qualified stock options are granted to selected officers and employees at all levels of Centura for a ten year term which options will be awarded at market price and vest over eight years as follows: 10 percent per year at the end of each of the first six years; 15 percent at the end of the seventh year; and 25 percent at the end of the eighth year. Grants made under the Equity Compensation Program in respect of 1999 performance were awarded in January 2000. Named Executive Officers were awarded options (the value of which was a percentage of base compensation, with the number of shares determined by use of the Black-Scholes valuation model) in respect of 121,077 shares of Centura Common Stock, together with cash performance units having an aggregate value of $480,975, exercisable at the time of exercise of such options pro rata with the amount of options exercised. It is the intention of the Compensation Committee to award additional options and performance units under the Equity Compensation Plan in respect of performance in 2000. The amount of options awarded for such year and thereafter is discretionary with the Committee and will be made on the basis of Centura's financial and operating performance and the requirements of Centura to attract, retain and motivate the management talent necessary to remain competitive.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In setting Mr. Sewell's 1999 base salary as Chief Executive Officer of Centura, consideration was given to Centura's financial performance in light of its historical performance, corporate and personal goals established at the beginning of the year in question, and comparison against a select group of comparable financial institutions. Return on assets and equity and earnings per share on an absolute and comparative basis were considered, as were such other factors as loan losses, capital investment and acquisitions. After reviewing performance data, base salary information for chief executive officers of comparable financial institutions was analyzed. Adjustments to base salary were then considered in light of corporate performance and the relationship of such compensation to the peer group. No specific weighting was assigned to these various factors analyzed in determining Mr. Sewell's base salary. During 1999, Mr. Sewell's base salary was $550,000. In addition, under the Incentive Program, Mr. Sewell's Target Bonus was 50 percent of base salary. As a result of Centura's performance in 1999, Mr. Sewell did not receive a bonus under the Incentive Program; however, as discussed above, amounts credited to Mr. Sewell's "bonus bank" account ($134,450) were paid to him in January 2000. Under the Equity Compensation Plan, Mr. Sewell was granted options in respect of 45,690 shares of Centura Common Stock and performance units of $181,500 in respect of such options.

     OTHER COMPENSATION ISSUES. In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and perquisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating, and retaining qualified executive personnel.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Congress has enacted Section 162(m) of the Code, which disallows a tax deduction for any publicly-held corporation for remuneration exceeding $1 million in any tax year for the Chief Executive Officer and other executive officers named in the Summary Compensation Table. Regulations promulgated by the Internal Revenue Service pursuant to this section of the Code provide exceptions to non-deductibility for certain "performance based compensation," including equity based compensation, if performance goals are set by an independent compensation committee and the terms of the compensation plan are approved by shareholders. In 1997, the Centura Board of Directors adopted and the shareholders approved an amendment to the Omnibus Equity Compensation Plan to authorize types of awards that would be eligible for the "performance based compensation" exception to Section 162(m). While the Omnibus Equity Compensation Plan has received shareholder approval in the past, the Incentive Program, the Equity Compensation Program and the compensation and benefits of the chief executive officer and other executive officers of Centura have not been submitted to shareholders for approval.


                   CENTURA BANKS, INC. COMPENSATION COMMITTEE


WILLIAM H. REDDING, JR., CHAIRMAN                         RICHARD H. BARNHARDT
H. TATE BOWERS                                             BERNARD W. FRANKLIN

                            EXECUTIVE COMPENSATION

     The following tables set forth the annual and long-term compensation awarded to, earned by, or paid to Centura's Chief Executive Officer during 1999, and the four other most highly compensated officers (collectively, the "Named Executive Officers") as of December 31, 1999, 1998 and 1997, for services rendered in any capacities to Centura and/or its subsidiaries. Bonuses are paid in January of the year following the year in which they are earned.


                          SUMMARY COMPENSATION TABLE



                                         Annual Compensation
                              ------------------------------------------
                                                               Other
                                                              Annual
                                       Salary     Bonus    Compensation
Name and Principal Position    Year     ($)        ($)        ($)(a)
----------------------------- ------ --------- ---------- --------------
Cecil W. Sewell, Jr.          1999   550,000          0         0
 Chief Executive Officer      1998   450,000    166,500         0
                              1997   375,000    122,260         0

William H. Wilkerson          1999   310,000          0         0
 President                    1998   269,000     79,260         0
                              1997   230,000     61,390         0

H. Kel Landis, III            1999   300,000          0         0
 Group Executive Officer      1998   245,000     72,340         0
 and President, Centura Bank  1997   215,000     57,800         0

Frank L. Pattillo             1999   300,000          0         0
 Vice Chairman                1998   245,000     72,140         0
                              1997   210,000     56,010         0

Steven J. Goldstein           1999   300,000          0         0
 Chief Financial Officer      1998   245,000     73,760         0
                              1997   204,500     58,430         0



                                       Long-Term Compensation
                              ----------------------------------------
                                          Awards              Payouts
                              ------------------------------ ---------
                               Restricted      Securities
                                  Stock        Underlying       LTIP       All Other
                                 Awards         Options/      Payouts     Compensation
Name and Principal Position        ($)          SARS(#)        ($)(b)         ($)
----------------------------- ------------ ----------------- --------- -----------------
Cecil W. Sewell, Jr.               0             45,690(c)    134,450        32,577(d)
 Chief Executive Officer           0             67,984(e)     67,230        27,688(f)
                                   0             54,796(g)     63,710        26,687(h)

William H. Wilkerson               0             19,314(c)     68,260        20,273(i)
 President                         0             31,244(j)     34,130        17,471(k)
                                   0             26,070(l)     33,440        15,711(m)

H. Kel Landis, III                 0             18,691(c)     60,910        22,103(n)
 Group Executive Officer           0             28,398(o)     30,261        19,840(p)
 and President, Centura Bank       0             24,217(q)     29,210        19,659(r)

Frank L. Pattillo                  0             18,691(c)     62,530        22,464(s)
 Vice Chairman                     0             28,470(t)     31,270        18,922(u)
                                   0             23,817(v)     30,730        17,368(w)

Steven J. Goldstein                0             18,691(c)     46,420        25,482(x)
 Chief Financial Officer           0             28,287(y)     32,210        32,577(z)
                                   0             22,918(aa)    18,650        10,778(bb)

---------
 (a) Amounts reimbursed for payment of taxes on stock awards following satisfaction of required performance goals.

 (b) For 1999, comprises the amount credited for such executive in the "bonus bank" for prior years. For prior years, comprises the sum of (i) 1/3 of the Bonus amount in excess of the Target Bonus for the executive in question, plus (ii) 1/3 of the amount credited for such executive in the "bonus bank" for prior years. See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

 (c) Consists of options awarded under the Equity Compensation Program.

 (d) Consists of matching contributions of $4,800 made by Centura and allocated to Mr. Sewell under the 401(k) Plan and $27,777 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (e) Consists of 20,866 leveraged options earned under the EVA Incentive Program and 47,118 options awarded under the Equity Compensation Program.

 (f) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Sewell under the 401(k) Plan, and $22,688 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (g) Consists of 17,296 leveraged options earned under the EVA Incentive Program and 37,500 options awarded under the Equity Compensation Program.

 (h) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Sewell under the 401(k) Plan and $21,937 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (i) Consists of matching contributions of $4,800 made by Centura and allocated to Mr. Wilkerson under the 401(k) Plan, and $15,473 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (j) Consists of 10,120 leveraged options earned under the EVA Incentive Program and 21,124 options awarded under the Equity Compensation Program.

 (k) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Wilkerson under the 401(k) Plan, and $12,471 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (l) Consists of 8,820 leveraged options earned under the EVA Incentive Program and 17,250 options awarded under the Equity Compensation Program.

 (m) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Wilkerson under the 401(k) Plan, and $10,961 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (n) Consists of matching contributions of $4,800 made by Centura and allocated to Mr. Landis under the 401(k) Plan and $17,303 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (o) Consists of 9,158 leveraged options earned under the EVA Incentive Program and 19,240 options awarded under the Equity Compensation Program.

 (p) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Landis under the 401(k) Plan, and $14,840 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (q) Consists of 8,092 leveraged options earned under the EVA Incentive Program and 16,125 options awarded under the Equity Compensation Program.

 (r) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Landis under the 401(k) Plan, and $14,909 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (s) Consists of matching contributions of $4,800 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan, $2,510 of above-market interest credited during 1999 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan, and $15,154 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (t) Consists of 9,230 leveraged options earned under the EVA Incentive Program and 19,240 options awarded under the Equity Compensation Program.

 (u) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan, $1,742 of above-market rate interest credited during 1998 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan, and $12,180 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (v) Consists of 8,067 leveraged options earned under the EVA Incentive Program and 15,750 options awarded under the Equity Compensation Program.

 (w) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan, $1,062 of above-market rate interest credited during 1997 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan, and $11,556 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (x) Consists of matching contributions of $4,800 made by Centura and allocated to Mr. Goldstein under the 401(k) Plan and $20,682 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

 (y) Consists of 8,655 leveraged options earned under the EVA Incentive Program and 19,632 options awarded under the Equity Compensation Program.

 (z) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Goldstein under the 401(k) Plan, $9,787 in consideration of relocation expense, and $17,790 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(aa) Consists of 7,168 leveraged options earned under the EVA Incentive Program and 15,750 options awarded under the Equity Compensation Program.

(bb) Consists of matching contributions of $1,791 made by Centura and allocated to Mr. Goldstein under the 401(k) Plan and $8,987 in consideration of relocation expense.


     The following table sets forth certain information concerning stock options granted to the Named Executive Officers under the Incentive Program in respect of performance in 1999 (see "BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM AND EQUITY COMPENSATION PROGRAM"):


                 OPTION GRANTS IN RESPECT OF LAST FISCAL YEAR



                                                                                        Potential
                                                                                    Realizable Value
                                                                                    at Assumed Annual
                         Number of    % of Total                                  Rates of Stock Price
                        Securities      Options      Exercise                       Appreciation for
                        Underlying    Granted to     or Base                           Option Term
                          Options    Employees in     Price       Expiration -------------------------------
Name                    Granted(#)    Fiscal Year   ($/Share)        Date         5%($)           10%($)
---------------------- ------------ -------------- -----------   ----------- --------------  ---------------
Cecil W. Sewell, Jr.   45,690 (a)         12%      40.75 (b)       1/18/10       93,093.38       186,168.75
William H. Wilkerson   19,314 (a)          5%      40.75 (b)       1/18/10       39,352.28        78,704.56
H. Kel Landis III      18,691 (a)          5%      40.75 (b)       1/18/10       38,082.91        76,165.82
Frank L. Pattillo      18,691 (a)          5%      40.75 (b)       1/18/10       38,082.91        76,165.82
Steven J. Goldstein    18,691 (a)          5%      40.75 (b)       1/18/10       38,082.91        76,165.82

---------
 (a) Non-qualified Stock Options granted under Equity Compensation Program. See "BOARD COMPENSATION COMMITTEE REPORT EXECUTIVE COMPENSATION -- EQUITY COMPENSATION PROGRAM."

 (b) Closing price of the shares of Centura Common Stock in respect of which Non-qualified Stock Options were granted on the date of grant ($40.75).

     The following table summarizes the options exercised in 1999 by the Named Executive Officers and the number and value of unexercised options at December 31, 1999.


                   AGGREGATED OPTIONS EXERCISED IN 1999 AND
                            YEAR-END OPTION VALUES



                                                              Number of Securities          Value of Unexercised
                                                             Underlying Unexercised             In-The-Money
                                                             Options at December 31,             Options at
                                                                     1999(#)              December 31, 1999($)(a)
                         Shares Acquired   Value Realized ----------------------------- ----------------------------
Name                      on Exercise(#)        ($)        Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------- ----------------- --------------- ------------- --------------- ------------- --------------
Cecil W. Sewell, Jr. ..           0                 0       22,592 (b)      130,358        333,024        81,590
William H. Wilkerson ..           0                 0        8,259           62,064         68,089        46,872
Frank L. Pattillo .....           0                 0       9,731 (b)        56,976        158,392        46,769
H. Kel Landis III .....       3,500           111,344       9,190 (b)        55,561        134,239        32,570
Steven J. Goldstein ...           0                 0       3,850 (b)       56,528 (c)      25,109         3,124

---------
(a) Value of unexercised in-the-money options is calculated by multiplying the number of unexercised options at December 31, 1999 by the difference in the closing price of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1999 and the exercise price of the unexercised in-the-money options.

(b) Includes options earned through deferral of compensation.

(c) Includes a diminishing stock option grant (8,333 shares) which will be exercisable only upon a change of control where the acquiring entity owns at least 75 percent of the shares in the new company. The grant will reduce to zero shares on 2/1/00.



                                 PENSION PLANS

     Centura maintains a noncontributory, qualified pension plan (the "Centura Pension Plan") covering substantially all employees of Centura and its subsidiaries that adopt the plan (collectively referred to for purposes of this section as "Centura"), who have completed one year of service and attained the age of 21. Centura Bank is the Trustee of the Centura Pension Plan. The Centura Pension Plan provides a participant with retirement benefits which in 1999 were based on average compensation during all of the participant's years of credited service after 1992. Under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), benefits payable from the Centura Pension Plan are limited; for 1999, annual benefits may not exceed $130,000, and the benefit formula cannot take into account compensation in excess of $160,000 (these limits are adjusted by the Internal Revenue Service from time to time for cost of living increases). Centura also maintains a noncontributory, nonqualified supplemental executive retirement plan (the "SERP"), which provides in part for the payment of additional pension benefits (the "Excess Benefits") to certain executive employees, including the Named Executive Officers, to the extent their benefits under the Centura Pension Plan are reduced on account of the Code limits described above and also provides additional pension benefits relating to deferred compensation, which is not provided in the Centura Pension Plan. The Summary Compensation Table set forth above does not include the amount of the pension contribution, payment or accrual with respect to the Centura Pension Plan or the Excess Benefit for any Named Executive Officer, as such amounts cannot readily be separately or individually calculated by Centura's actuaries.

     The following table illustrates the estimated annual benefits payable to an employee retiring on December 31, 1999 at normal retirement age from a combination of the Centura Pension Plan and the Excess Benefit portion of the SERP, in the following specified compensation and years of service classifications.


                 CENTURA PENSION PLAN AND EXCESS BENEFIT TABLE



                                          Years of Service
   Average      ---------------------------------------------------------------------
 Compensation       15          20          25          30          35          40
-------------   ---------   ---------   ---------   ---------   ---------   ---------
$   125,000       30,158      40,267      50,376      60,486      60,486      60,486
$   150,000       36,870      49,230      61,589      73,948      73,948      73,948
$   175,000       43,583      58,192      72,801      87,411      87,411      87,411
$   200,000       50,295      67,155      84,014     100,873     100,873     100,873
$   225,000       57,008      76,117      95,226     114,336     114,336     114,336
$   250,000       63,720      85,080     106,439     127,798     127,798     127,798
$   300,000       77,145     103,005     128,864     154,723     154,723     154,723
$   350,000       90,570     120,930     151,289     181,648     181,648     181,648
$   400,000      103,995     138,855     173,714     208,573     208,573     208,573
$   450,000      117,420     156,780     196,139     235,498     235,498     235,498
$   500,000      130,845     174,705     218,564     262,423     262,423     262,423
$   550,000      144,270     192,630     240,989     289,348     289,348     289,348
$   600,000      157,695     210,555     263,414     316,273     316,273     316,273
$   650,000      171,120     228,480     285,839     343,198     343,198     343,198

     Covered compensation under the Centura Pension Plan and under the Excess Benefit portion of the SERP is gross salary and wages reportable on Form W-2, including salary reduction contributions to Centura's 401(k) and Flexible Benefits Plans, incentive pay, overtime and bonuses, but excluding non-cash items, fringe benefits, moving expenses, deferred compensation payments, and taxable benefits paid under other plans, such as cash awards to pay taxes on restricted stock distributions. Deferred compensation is also included in covered compensation under the Excess Benefit portion of the SERP. The annual covered compensation used in computing benefits under the Centura Pension Plan and under the Excess Benefit portion of the SERP for the Named Executive Officers ("Covered Compensation") is substantially equivalent to the annual Salary, Bonus, Securities Underlying Options and LTIP Payouts disclosed in the Summary Compensation Table.

     Estimated benefit amounts shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts, and are based on a straight life annuity.

     As of December 31, 1999, the Named Executive Officers have completed the following years of credited service under the Centura Pension Plan:


  Cecil W. Sewell, Jr. ...... 13
  William H. Wilkerson ...... 13
  H. Kel Landis, III ........ 12
  Frank L. Pattillo ......... 25
  Steven J. Goldstein .......  3

     Centura also provides supplemental pension benefits (the "Supplemental Benefits") to certain executive employees, including the Named Executive Officers, under the SERP. The Supplemental Benefits are generally payable upon retirement, death or disability. The Compensation Committee determines the eligible participants and designs individualized Supplemental Benefit packages for each participant. Supplemental Benefit retirement dates and payout periods are set on a case-by-case basis.

     The Supplemental Benefit for the Named Executive Officers set forth below is subject to changes in their compensation, but is not dependent on years of service. The Supplemental Benefit formula for Messrs. Sewell, Wilkerson and Pattillo provides for a monthly retirement payment equal to 70 percent of his final monthly Covered Compensation, less amounts payable under the Centura Pension Plan, the Excess Benefit portion of the SERP, and Social Security payments(1). The Supplemental Benefit retirement age is 58(2), and payments are made for 20 years for Messrs. Sewell, Wilkerson and Pattillo. The Supplemental Benefit formula for Messrs. Landis and Goldstein provides for a monthly retirement payment equal to 40% of his final monthly Covered Compensation, without offsets. The Supplemental Benefit retirement age is 58 and payments are made for 15 years for Messrs. Landis and Goldstein. The annual Supplemental Benefit payable for each of the Named Executive Officers is set forth below for the specified compensation classifications.



                                Annual Payment     Annual Payment
Named Executive Officer        (1999 Comp.)(3)   (Maximum Comp.)(4)
-----------------------        ---------------   ------------------
  Cecil W. Sewell, Jr. ......     $ 366,010          $ 441,427
  William H. Wilkerson ......     $ 192,633          $ 441,436
  Frank L. Pattillo .........     $ 153,707          $ 371,895
  H. Kel Landis III .........     $ 161,040          $ 376,214
  Steven J. Goldstein .......     $ 158,788          $ 376,214

---------
(1) Although the Social Security offset in the Supplemental Benefit does not take effect until the Named Executive Officer reaches the age of 62, the table reflects the full amount of the anticipated Social Security offset. Prior to age 62, the Supplemental Benefit will include an additional annual payment of approximately $15,120, $15,228, and $14,928, respectively, for Messrs. Sewell, Wilkerson, and Pattillo. This additional payment is not expected to vary with changes in Covered Compensation.

(2) In the event Messrs. Sewell, Wilkerson, and Pattillo do not retire at age 58, their annual Supplemental Benefits would be $31,346, $38,662, and $40,800, respectively, paid over 15 years commencing upon retirement at age 65.

(3) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to his 1999 Covered Compensation as shown in the Summary Compensation Table.

(4) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to 120 percent of the Covered Compensation of the highest paid individual listed in the Summary Compensation Table.



                        EXECUTIVE EMPLOYMENT AGREEMENTS

Agreements with the Chairman of the Board of Directors and the Chief Executive Officer

     Centura and Centura Bank have jointly entered into employment agreements with Messrs. Sewell and Patterson to secure their services as Chief Executive Officer and Chairman of the Board of Directors, respectively. The term of each employment agreement is approximately five years, with Mr. Sewell's term expiring on March 10, 2005 and Mr. Patterson's term expiring on February 28, 2005. The agreements provide that each of the executives will receive the same annual base salary and provide for a minimum base salary for each of $550,000. The executives' annual base salary will be reviewed each year by the Compensation Committee and may be increased annually with the approval of the Board of Directors. In addition, the agreements provide that each executive will participate in all bonus, incentive, savings, retirement, fringe benefit and welfare benefit plans applicable generally to the most senior officers of Centura and Centura Bank, and that each executive will receive the same level of stock option or incentive awards as the other.

     Centura and Centura Bank may terminate each executive's employment and each executive may resign, at any time with or without cause. However, in the event of termination by Centura or Centura Bank without cause, the executives will be entitled to severance benefits. In general, in the event of termination without cause, for the remaining term of the executive's employment agreement, the executive will continue to receive the payment of his base salary and bonus and will continue to participate in the welfare benefit and supplemental retirement plans maintained by Centura and Centura Bank. Mr. Patterson will also be offered a consulting arrangement for the remaining term of his employment agreement and be entitled to continuing stock option and other incentive awards for the remaining term at award levels provided to the Chief Executive Officer during the same period. These same severance benefits would be payable to the executive if the executive resigns during the term of his employment agreement for good reason, meaning: a material reduction in the executives' position, authority duties or responsibilities; involuntary relocation of the executive's place of employment to a location more than 35 miles from Raleigh, North Carolina or Rocky Mount, North Carolina; a reduction in the executives's base salary or reduction or elimination of any benefit or compensation plan in which executive participates without a comparable alternative plan being provided; or any material breach of the employment agreement by Centura or Centura Bank. Mr. Sewell would also be entitled to the same severance benefits if he resigns following a change in control of Centura or Centura Bank.

     If Centura or Centura Bank experiences a change in ownership or control as contemplated under Section 280G of the Internal Revenue Code, a portion of the severance benefits provided under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20 percent excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Centura would reimburse the executive for the amount of the excise tax and all income and excise taxes imposed on the reimbursement so that he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20 percent excise tax. The effect of this provision is that Centura, rather than the executive, bears the financial cost of the excise tax. Neither Centura or Centura Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.


Other Agreements

     Mr. Painter and Mr. Betts, who serve on the Centura Board of Directors, are each a party to an employment agreement with a subsidiary of Centura entered into to secure their services following Centura's acquisition of the subsidiary. In connection with the acquisition of CLG, Inc. ("CLG") by Centura in November, 1996, Mr. Painter entered into an employment agreement with CLG for a term of five years at a base salary of $360,000 and providing for additional compensation and benefits to Mr. Painter equivalent to those enjoyed by comparably situated officers of Centura. Such employment agreement has been assumed by Centura Bank. In connection with the acquisition of Betts & Company in November, 1997, Mr. Betts entered into an employment agreement with Centura Insurance Services, Inc. ("CIS") for a term of five years at a base salary of $240,000, with additional incentive compensation provided for based on the performance of Mr. Betts and CIS, and providing for additional benefits to Mr. Betts equivalent to those enjoyed by comparably situated officers of Centura.


                               OPTION REPRICING

   No action was taken in 1999 to lower the exercise price of an option held by the Named Executive Officers.


                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of Centura during 1999 was composed of Messrs. Redding (Chairman), Barnhardt, Bowers and Franklin, and C. Wood Beasley (who reached mandatory retirement age in February 2000). None of the members of the Compensation Committee were officers or employees of Centura or its subsidiaries during 1999 or in prior years.

     None of the executive officers of Centura served as a member of the Board of Directors or as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity during 1999, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Centura. Consequently, there are no interlocking relationships between Centura and other entities that might affect the determination of the compensation of executive officers of Centura.

                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares the monthly cumulative total shareholder return of Centura Common Stock for the five-year period beginning December 31, 1994, and ending December 31, 1999, with the monthly cumulative total return of each of the Standard & Poors Small Cap 600 Index, the Standard & Poors 500 Index, and the SNL NYSE Bank Index.

       [COMPARISON LINE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]

                               AS OF DECEMBER 31,

                                               1994           1995           1996           1997           1998           1999
                                               ----           ----           ----           ----           ----           ----
Centura Banks, Inc.                         $100.00        $148.42        $193.50        $305.79        $335.37        $203.64
Standard & Poors Small Cap 600 Index         100.00         129.96         157.01         196.89         193.96         213.27
Standard & Poors 500 Index                   100.00         137.50         169.47         226.03         290.22         349.08
NYSE Bank Index**                            100.00         158.03         224.07         329.05         360.04         350.37

---------
** Figures provided by SNL Securities.

(1) Assumes $100 invested at the close of trading on December 31, 1994 in Centura Banks, Inc. Common Stock, Standard & Poors Small Cap 600, Standard & Poors 500, and SNL NYSE Bank Index.

(2) Cumulative total return assumes reinvestment of dividends.

(3) Closing prices of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1995, 1996, 1997, 1998, and 1999 were $35.125, $44.625,
    $69.000, $74.375 and $44.125 respectively.



                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     From time to time, Centura Bank extends credit to executive officers and directors of Centura, members of their immediate families, and companies with which they are associated, in the ordinary course of their business. During 1999 and through January 31, 2000, the highest aggregate amount of such extensions of credit was approximately $37.5 million (approximately 0.6 percent of Centura's outstanding loans and leases at December 31, 1999). At December 31, 1999, executive officers and directors, and their immediate families or related entities, as a group, were indebted to Centura Bank in the approximate aggregate amount of $33.7 million (approximately 0.6 percent of Centura's equity capital). All extensions of credit to executive officers and directors were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated parties. These loans do not involve more than the normal risk of collectibility or present other unfavorable features. Centura Bank has had, and expects to have in the future, similar banking transactions with directors, executive officers, principal stockholders, and their associates.

     In November 1997, Centura acquired Betts & Company, an insurance agency, of which Thomas A. Betts, Jr., a Centura director, was a partner. The transaction was on an arms-length basis and Mr. Betts took no part in the deliberations of the Board of Directors regarding the transaction.

     In November 1996, Centura acquired CLG, Inc., a technology leasing company headquartered in Raleigh, North Carolina ("CLG"). Following its acquisition by Centura, CLG entered into a lease with Painter Properties, which is 100 percent owned by Mr. Painter, for CLG's main administrative office building in Raleigh, North Carolina, providing for total aggregate rental payments over the remaining term of the lease of approximately $18,123.

     Centura Bank has entered into a lease with Cameron-Edenton Company for a drive-in bank facility in Edenton, North Carolina, which provides for total aggregate rental payments over the remaining term of the lease of approximately $188,658. Charles M. (Terry) Reeves, III, a director of Centura, is a 50 percent partner in Cameron-Edenton Company. In connection with his election to Centura's Audit Committee in 1999, the Centura Board of Directors reviewed the potential impact of Mr. Reeves' business relationship with Centura on his exercise of independent judgment as a director and found that there was no adverse impact on his independence as a result of such relationship.

     Centura Bank has entered into a lease with Wren Land Company for a drive-up banking facility and administrative offices in Wilson, North Carolina, which provides for total aggregate rental payments over the remaining term of the lease of approximately $368,172. George T. Stronach III, a director of Centura, owns one-third of Wren Land Company. In connection with his election to Centura's Audit Committee in 1999, the Centura Board of Directors reviewed the potential impact of Mr. Stronach's business relationship with Centura on his exercise of independent judgment as a director and found that there was no adverse impact on his independence as a result of such relationship.

     Charles T. Lane, a director of Centura, is of counsel to the law firm of Poyner & Spruill, L.L.P., which firm performed legal services for Centura and Centura Bank during 1999. During 1999, fees paid to Poyner & Spruill, L.L.P. by Centura for legal services were, in the aggregate, $1,645,796, which exceeded five percent of Poyner & Spruill, L.L.P.'s gross revenues.

     O. Tracy Parks, III, a director of Centura, is a partner in the law firm Parks, Pate & Scarborough, L. L. P., which firm performed legal services for Centura Bank during 1999. During 1999, fees paid to Parks, Pate & Scarborough, L.L.P. by Centura Bank for legal services did not exceed five percent of the firm's gross revenues.


                              ITEM OF BUSINESS 2
          APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

     At its meeting on February 16, 2000, the Centura board of directors approved the amendment and restatement of Centura's articles of incorporation to: (i) make technical revisions deleting extraneous provisions no longer applicable to Centura and (ii) increase the authorized common stock of Centura from 50 million shares to 100 million shares. The revisions described in item
(i) of the preceding sentence were done by the Board of Directors under its inherent power under North Carolina law; the increase in the authorized common stock requires shareholder approval under North Carolina law and are hereby submitted for such approval.

     The Board of Directors approved the amendment of the articles of incorporation to increase Centura's authorized Centura Common Stock from 50 million shares to 100 million shares because the number of such shares outstanding after the conclusion of the acquisition of Triangle Bancorp, Inc. ("Triangle") on February 18, 2000, was over 40 million, leaving Centura with a relatively small number of shares available for: (i) financing the operations of Centura and its subsidiaries; (ii) issuance as all or a portion of the price of acquisitions by Centura; (iii) funding Centura's compensation program; (iv) stock splits; or (v) other corporate purposes.

     The Board of Directors of Centura has unanimously approved the amended and restated articles of incorporation and recommends that you vote in favor of approval of the amended and restated articles of incorporation. A copy of the amended and restated articles of incorporation is attached to this Proxy Statement as Exhibit A.


                            INDEPENDENT ACCOUNTANTS

     KPMG LLP, Certified Public Accountants ("KPMG"), served as independent public accountants for the purpose of auditing Centura's consolidated financial statements for the year 1999. A representative of KPMG is expected to be present at the Annual Meeting to answer questions concerning the financial statements presented and will be permitted to make a statement at the meeting.

     As a result of the pending merger between Centura Banks, Inc. and Triangle Bancorp, Inc., and the corresponding appointment of Triangle's CEO, Michael S. Patterson, as Chairman of the combined company, management has decided to retain PricewaterhouseCoopers LLP ("PWC") as its independent public accountants. PWC has served as the independent public accountants for Triangle since Triangle was formed in 1988. On December 15, 1999, the Audit Committee of the Board of Directors approved this recommendation and formally elected to (i) engage PWC as the independent accountants for Centura and (ii) dismiss KPMG as such independent accountants. Centura's 1999 audited financial statements will be opined upon by KPMG. PWC will become Centura's independent accountants upon the completion of the 1999 audit and issuance of the related financial statements.

     During the two most recent fiscal years ended December 31, 1999, (i) the financial statements of Centura did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, and (ii) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to its satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement.


                             SHAREHOLDER PROPOSALS

     It is anticipated that Centura will hold its 2001 annual meeting of shareholders in April 2001. Shareholders wishing to submit proposals for inclusion in the Centura Proxy Statement for the 2000 annual meeting must submit such proposals to the Secretary of Centura by November 20, 2000, in order to be considered for inclusion in the proxy materials for such meeting. The Board of Directors of Centura will review any shareholder proposal that is received by this date and will determine whether any such proposal should be included in the proxy solicitation materials for the 2001 annual meeting. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Exchange Act. Shareholders are urged to submit any such proposal to Centura by certified mail, return receipt requested.


                    VOTING VIA THE INTERNET OR BY TELEPHONE

     Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.


Shares Registered in the Name of a Brokerage Firm or Bank

     Centura is participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. Pursuant to this program, you may vote your shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the World Wide Web:

     www.proxyvote.com

     and follow the instructions on your screen.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Centura knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority upon the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.




                                        /S/Michael S. Patterson
                                        Michael S. Patterson
                                        Chairman of the Board




                                        /S/Cecil W. Sewell
                                        Cecil W. Sewell
                                        Chief Executive Officer

By order of the Board of Directors
March 17, 2000

                                   EXHIBIT A


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                              CENTURA BANKS, INC.

     The undersigned does hereby submit these Amended and Restated Articles of Incorporation (the "Articles") for the purpose of integrating into one document its original articles of incorporation and all amendments thereto, said original articles having been filed previously for the purpose of forming a business corporation under the laws of the State of North Carolina:


                                   ARTICLE I

   The name of the corporation is CENTURA BANKS, INC. (the "Corporation").


                                  ARTICLE II

   The period of duration of the Corporation is perpetual.


                                  ARTICLE III

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina (the "North Carolina Business Corporation Act" or the "Act").


                                  ARTICLE IV

     Section 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 125,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and 100,000,000 shares of common stock, without par value (the "Common Stock").

     Section 4.2. Preferred Stock. (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and rights (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as provided in Section 4.2(b).

     (b) Authority is granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or series within a class, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and rights (or qualifications, limitations or restrictions thereof).

     Section 4.3. Common Stock. The shares of Common Stock of the Corporation shall be of one and the same class. Subject to the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the Act, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote.

     The holders of shares of Common Stock shall receive the net assets of the Corporation upon dissolution.


                                   ARTICLE V

     The minimum amount of consideration to be received by the Corporation for its shares before it shall commence business is Ten Dollars ($10.00) in cash or property of equivalent value.

                                  ARTICLE VI

   The shareholders of the Corporation shall have no right to cumulate their votes for the election of directors.


                                  ARTICLE VII

     The shareholders of the Corporation shall have no preemptive right to acquire additional or treasury shares of the Corporation.


                                 ARTICLE VIII

     The address of the registered office of the Corporation in the State of North Carolina is 131 North Church Street, Rocky Mount, Nash County, North Carolina, and the name of its registered agent at such address is John B. Fleming, Jr.


                                  ARTICLE IX

     Section 9.1. Number of Directors. The number of directors constituting the Board of Directors shall be not less than 15 nor more than 30, as specified in the Bylaws of the Corporation (the "Bylaws"), divided into three classes as described in Section 9.2.

     Section 9.2. Classified Board of Directors. The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. At the first annual meeting of shareholders of the Corporation following the filing of the original Articles of Incorporation of this Corporation with the North Carolina Secretary of State in 1990, each Director in Class I was elected to a term of one (1) year, each Director in Class II was elected to a term of two (2) years, and each Director in Class III was elected to a term of three (3) years, to serve until the election and qualification of a successor or until their earlier resignation, death, or removal from office. After the expiration of the term of office for each class of Directors elected at the first annual meeting of shareholders, the Directors of each class have been and shall be elected for a term of three
(3) years, to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office.

     Section 9.3. Removal of Directors. Any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors. If a Director was elected by the holders of one class or series of capital stock, or of a group of such classes or series, only members of that voting group may participate in the vote to remove him.

     Section 9.4. Vacancies. Any vacancy occurring in the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by the shareholders to elect the full authorized number of Directors, shall be filled only by the Board of Directors or, if the Directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of the remaining Directors or by the sole remaining Director. If the vacant office was held by a Director elected by the holders of one class or series of capital stock, or of a group of such classes or series, only the remaining Director or Directors elected by that voting group are entitled to fill the vacancy.

     Section 9.5. Factors to be Considered by the Directors. In connection with the exercise of its or his judgment in determining what is in the best interests of the Corporation and its shareholders, the Board of Directors of the Corporation, any committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or he deems relevant: (i) the social and economic effects of the matter to be considered on the Corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the Corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another Person or Persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the Corporation (x) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring Person or Persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Section shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Section, the term "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; when two or more Persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be deemed a "Person" for purposes of this Section.


                                   ARTICLE X

     Section 10.1. Approval of Business Combinations. With regard to any Business Combination (as defined in Section 10.5(b)) between the Corporation and any other corporation, person, or other entity, excluding its Subsidiaries (as defined in Section 10.5(g)) except as provided in section 10.5(b)(x), such Business Combination must be approved only as follows unless otherwise more restrictively required by applicable North Carolina law:

     (a) The Business Combination must be approved by resolution adopted by affirmative vote of a majority of a quorum of the Board of Directors;

     (b) In addition to the Board approval specified in section 10.1(a), the Business Combination must receive one of the following levels of shareholder approval:

      (1) At a special or annual meeting of shareholders by an affirmative vote of the shareholders holding at least a majority of the shares of the Corporation issued and outstanding and entitled to vote thereon if such Business Combination has received the prior approval by resolution adopted by an affirmative vote of at least sixty-six and two-thirds percent
   (66 2/3%) of the full Board of Directors before such Business Combination is submitted for approval to the shareholders; or

      (2) At a special or annual meeting of shareholders by affirmative vote of the shareholders holding at least sixty-six and two-thirds percent
   (66 2/3%) of the shares of the Corporation issued and outstanding and entitled to vote thereon if such Business Combination has received the prior approval by resolution adopted by an affirmative vote of a majority of a quorum (but less than sixty-six and two-thirds percent (66 2/3%) of the Board of Directors); and

     (c) If the Business Combination is to be approved pursuant to Section 10.1(b)(2) the Business Combination as approved must grant to shareholders not voting to approve the Business Combination the rights set forth in Section 10.2.

     Section 10.2. Fair Price. When any Business Combination above is approved pursuant to Section 10.1(b)(2), any shareholder not voting to approve the Business Combination may elect to sell his shares for cash to the Corporation at their "Fair Price" (as defined in Section 10.5(f)), upon so notifying the Corporation in writing within twenty (20) days after receiving written notification of his rights hereunder and that the Business Combination was approved by the Corporation's shareholders. The Corporation shall have ten (10) days after receipt of the shareholder's tender of shares to make payment in cash. Tender of shares may be made simultaneously with, or after, the shareholder's written notification that he is electing to be paid the Fair Price of his shares. The Business Combination shall not be consummated until all shareholders electing to sell their shares for cash to the Corporation at their Fair Price pursuant to this Article X have been paid in full by the Corporation.

     Section 10.3. Certain Restrictions on Business Combinations.
Notwithstanding any other provision of this Article X, prior to the consummation of any Business Combination between the Corporation and a Control Person (as defined in Section 10.5(c)):

     (a) such Control Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation; and

     (b) there shall have been no increase or reduction in the annual rate of dividends paid on the Corporation's common stock after the Control Person became such (except as necessary to reflect any subdivision of the common stock), unless such increase or reduction has been approved by a majority of Disinterested Directors (as defined in Section 10.5(e)).

     Section 10.4. Amendments to Articles of Incorporation. Amendments to these Articles of Incorporation shall be adopted only upon receiving the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereon; provided, however, that if such amendment shall have received prior approval by resolution adopted by an affirmative vote of a majority of Disinterested Directors, then the affirmative vote of the holders of at least a majority of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote, or such greater percentage approval as required by North Carolina law, shall be sufficient to amend these Articles of Incorporation.

     Section 10.5. Definitions. As used in this Article X, the following terms shall have the following meanings:

     (a) "Affiliate," as used in defining "Control Person," shall mean a corporation, person, group, or other entity that directly or indirectly controls, is controlled by, or is under common control with the Control Person.


     (b) "Business Combination" shall mean (i) any merger or consolidation of the Corporation into any other corporation, person, group or other entity where the Corporation is not the surviving or resulting entity; (ii) any merger or consolidation of the Corporation with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person; (iii) any sale, lease, exchange, transfer, hypothecation or other disposition of all or substantially all of the assets of the corporation; (iv) any sale, lease, exchange, transfer, hypothecation or other disposition of a Substantial Part (as defined in Section 10.5(h)) of the assets of the Corporation to a Control Person, whether in a single transaction or in related transactions; (v) the issuance of any securities of the Corporation to a Control Person; (vi) the acquisition by the Corporation of any securities of a Control Person unless such acquisition commences prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Corporation;
(vii) the acquisition by the Corporation of all or substantially all of the assets of any Control Person or any corporation, person, group or other entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which is beneficially owned or controlled by a Control Person; (x) any of the transactions described in this definition of Business Combination which are between the Corporation and any of its Subsidiaries and which are proposed by or on behalf of any Control Person; or (xi) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     (c) "Control Person" shall mean and include any corporation, person, group or other entity which, together with its Affiliates prior to a Business Combination, beneficially owns (as the term is defined by federal securities law) ten percent (10%) or more of the shares of any class of equity or convertible securities of the Corporation, and any Affiliate of any such corporation, person, group or other entity.

     (d) "Corporation" shall mean Centura Banks, Inc. and its Subsidiaries, or any one of them, and their successors.

     (e) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, a Control Person and was a member of the Board of Directors prior to the time a Control Person became such, or the successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     (f) "Fair Price" shall mean the highest of the following: (i) the highest price per share paid for the Corporation's shares during the four years immediately preceding the Section 10.1(b)(2) vote of shareholders by any shareholder who, at the time of the Section 10.1(b)(2) shareholder vote, beneficially owned five percent (5%) or more of the Corporation's common stock and who, in whole or in part, votes in favor of the Business Combination; (ii) the cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Corporation within the four years immediately preceding the Section 10.1(b)(2) shareholder vote; (iii) the aggregate earnings per share of the Corporation's common stock during the four fiscal quarters immediately preceding the Section 10.1(b)(2) shareholder vote, multiplied by the highest price/earnings ratio of the Corporation's common stock at any time during the four fiscal quarters or up to the date the Section 10.1(b)(2) shareholder vote occurs; (iv) the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer-management compensation) paid by a Control Person in acquiring any of its holdings of the Corporation's common stock; (v) the fair value per share of a share of the Corporation's common stock as determined by an investment banking or appraisal firm chosen by a majority of the members of the Board of Directors voting against the Business Combination, if any such firm is chosen by such members of the Board of Directors acting in their discretion (such firm, if chosen, shall be entitled to be paid by the Corporation a reasonable fee for its services upon its rendering a determination of the fair value of the Corporation's common stock) not taking into consideration the fact that the shares are held by a minority of the Corporation's shareholders.

     (g) "Subsidiaries" shall mean any entity in which the Corporation owns, directly or indirectly, a majority of voting stock.

     (h) "Substantial Part" shall mean more than ten percent (10%) of the total assets of the Corporation, as of the end of the Corporation's most recent fiscal year prior to the time the determination is being made.


                                  ARTICLE XI

     The Board of Directors shall have the power to amend or repeal the Bylaws except to the extent otherwise provided in the Act. In addition to any requirements of the Bylaws and the Act as in effect from time to time (and notwithstanding the fact that a lesser percentage may be specified by the Bylaws or the Act), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders of the Corporation to amend or repeal the Bylaws.


                                  ARTICLE XII

     Section 12.1. Limitation on Directors' Liability For Acts or Omissions. A Director of the Corporation shall have no personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a Director. This Section 12.1 shall not be effective, however, with respect to: (i) acts or omissions that the Director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes; (iii) any transaction from which the Director derived an improper personal benefit; or (iv) acts or omissions occurring prior to 12:01 a.m. on July 1, 1990. This Section 12.2 shall apply to acts or omissions occurring at or after 12:01 a.m. on July 1, 1990.

     Section 12.2. Repeal or Modification. Any repeal or modification of
Section 12.2 shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


                                 ARTICLE XIII

     Section 13.1. Opt-Out of North Carolina Shareholder Protection Act. The provisions of the North Carolina Shareholder Protection Act, whether as previously codified in Article 7 of Chapter 55 of the North Carolina General Statutes or as codified, effective July 1, 1990, in Article 9 of Chapter 55 of the North Carolina General Statutes, and as amended from time to time, shall not be applicable to the Corporation.

     Section 13.2. Opt-Out of North Carolina Control Share Acquisition Act. The provisions of the North Carolina Control Share Acquisition Act, whether as previously codified in Article 7A of Chapter 55 of the North Carolina General Statutes or as codified, effective July 1, 1990, in Article 9A of Chapter 55 of the North Carolina General Statutes, and as amended from time to time, shall not be applicable to the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Articles this ___day of____,___.


                                        CENTURA BANKS, INC.




                                        By:
                                           -----------------------------(SEAL)
                                           Name:
                                           Title:

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
[CENTURA LOGO APPEARS HERE]                                               THREE WAYS TO VOTE

CENTURA BANKS, INC.                                 VOTE BY PHONE: 1-800-690-6903
PROXY SERVICES                                      1. Read the accompanying Proxy Statement and this proxy card.
P.O. BOX 9079                                       2. Call toll free 1-800-690-6903.
FARMINGDALE, NY 11735                               3. Enter your 12 digit Control Number, shown below.
                                                    4. Follow the simple recorded instructions.

                                                    VOTE BY INTERNET: WWW.PROXYVOTE.COM
                                                    1. Read the accompanying Proxy Statement and this proxy card.
                                                    2. Go to website WWW.PROXYVOTE.COM.
                                                    3. Enter your 12 digit Control Number, shown below.
                                                    4. Follow the simple instructions.

                                                    VOTE BY MAIL
                                                    1. Mark, sign and date your proxy card.
                                                    2. Return it in the enclosed postage paid envelope.

                                                                          YOUR VOTE IS IMPORTANT

                                                    Do not return this proxy card if you vote by telephone or internet.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   X      CENTURA        KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------
                                                                                    DETACH AND RETURN THIS PORTION ONLY
                              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTURA BANKS, INC.

VOTE ON DIRECTORS

1. The election of directors as follows:

   (a) Class I Directors to a three-year term           FOR  WITHHOLD FOR ALL   To withhold authority to vote, mark "For All Except"
       01) Richard H. Barnhardt, 02) Ernest L. Evans,   ALL    ALL    EXCEPT    and write the nominee's number on the line below.
       03) William H. Kincheloe, 04) Charles T. Lane,
       05) O. Tracy Parks, III, 06) Patrick H. Pope,    [ ]    [ ]      [ ]     ____________________________________________________
       07) Cecil W. Sewell, 08) Sydnor M. White,
       09) Charles P. Wilkins

   (b) Class II Directors to a one-year term
       10) David T. Clancy, 11) Wendell H. Murphy,
       12) J. Blount Williams

   (c) Class III Directors to a two-year term
       13) Robert L. Guthrie, 14) Michael S. Patterson

VOTE ON PROPOSALS                               FOR   AGAINST   ABSTAIN

2. The approval of the amended and restated
   articles of incorporation of Centura.        [ ]     [ ]       [ ]

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.
The signer(s) hereby revoke(s) all proxies heretofore given by a signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof.
IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



----------------------------------------------------             ----------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)           Date                Signature (Joint Owners)                     Date

                WAIT! THERE'S AN EASIER WAY TO SUBMIT YOUR PROXY.
                         24 HOURS A DAY -- 7 DAYS A WEEK


                         SUBMIT YOUR PROXY BY TELEPHONE

It's fast, convenient, and your submission is immediately confirmed and posted.

                      Call Toll-Free On A Touch Tone Phone
                                 1-800-690-6903

                       JUST FOLLOW THESE FOUR EASY STEPS:

    1. Read the accompanying Proxy Statement and this proxy card.
    2. Call the toll-free number 1-800-690-6903.
    3. Enter your 12-digit Control Number located on the reverse side.
    4. Follow the simple recorded instructions.

                          SUBMIT YOUR PROXY BY INTERNET

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                       JUST FOLLOW THESE FOUR EASY STEPS:

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    2. Go to the website: www.proxyvote.com.
    3. Enter your 12-digit Control Number located on the reverse side.
    4. Follow the simple instructions.


  IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY
                                     CARD.
                      THANK YOU FOR YOUR PROXY SUBMISSION.


--------------------------------------------------------------------------------



The undersigned hereby constitutes and appoints William H. Redding, Jr. of Asheboro, North Carolina, and Charles M. Reeves III of Raleigh, North Carolina, as the proxies of the undersigned, with full power of substitution to each of them, to vote the Common Stock, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Centura Banks, Inc. and any and all adjournments thereof, to be held at Nash Community College, 522 Old Carriage Road, Rocky Mount, North Carolina, on April 19, 2000 at 10:00 a.m.

The Proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted "FOR" the election of directors and for approval of the amended and restated articles of incorporation of Centura.